FNCB REPORTS SECOND QUARTER EARNINGS

Loan growth and the impact of rising interest rates resulted in an increase in net income to $3.4 million in the second quarter. The quarterly earnings were 5% higher than the first three months of this year and 21% higher than the same three month period of 2005. Net interest income provided the majority of the earnings improvement, increasing 5% over the first quarter and 16% in comparison to the second quarter of last year. Basic earnings per share were 27 cents in the second quarter compared to 26 cents in the first quarter and 23 cents in the second quarter of 2005. During the second quarter, total loans increased over $25 million while total deposits grew $16 million and total assets increased $25 million to $1,047,000,000.

First National Community Bank conducts business from sixteen offices located throughout Lackawanna and Luzerne counties. The company’s stock trades on the Over-the-Counter Bulletin Board under the symbol FNCB.

C: FNCB 2q 2006